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                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in this Amendment No. 3 to the registration statement on Form S-1 (File No. 333-71363) of our report dated January 22, 1999, except for the information in the first and second paragraph of Note 13, as to which the date is January 28, 1999 and February 24, 1999, respectively, on our audit of the consolidated financial statements and our report dated January 22, 1999, on our audit of the financial statement schedule of MKS Instruments, Inc. We consent to the references to our firm under the captions "Experts" and "Selected Consolidated Financial Data."



                                                     PricewaterhouseCoopers LLP


Boston, Massachusetts
March 22, 1999